Exhibit 5.2

CONSENT OF PORTFOLIO CONSULTANT

To the Sponsor, Trustee and Holders

Equity Focus Trusts—Trilogy Advisors Baby Boom Economy Portfolio, 2005 Series B and Trilogy Advisors Global Communications Portfolio, 2005 Series B (the “Trusts”)

We hereby consent to the use of our name “Trilogy Advisors” and references to our firm in the Prospectus for the Trusts.

TRILOGY ADVISORS, LLC

/S/    JOHN MYKLUSCH

New York, New York

September 14, 2005